EXHIBIT 5.1, 8.1 AND 23.2

OPINION OF DAVIS POLK & WARDWELL

January 28, 2008

Lincare Holdings Inc.

19387 US 19 North

Clearwater, FL 33764

Ladies and Gentlemen:

We have acted as special counsel for Lincare Holdings Inc., a Delaware company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-                 ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of (i) 2.75% Convertible Senior Debentures due 2037—Series A (the “Series A Debentures”) and 2.75% Convertible Senior Debentures due 2037—Series B (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”), each issued by the Company and (ii) the shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Debentures (the “Underlying Shares” and together with the Debentures, the “Securities”). The Debentures were issued pursuant to the provisions of separate Indentures, each dated as of October 31, 2007, between the Company and U.S. Bank National Association, as trustee (each, an “Indenture” and together, the “Indentures”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Debentures are the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the applicable Indenture pursuant to which each series of Debentures was issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the validity, legally binding effect or enforceability of Section 4.01(j) of each Indenture or any related provision in the

Indentures that requires or relates to adjustments to the conversion rate of the Debentures or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debentures to the extent determined to constitute unearned interest.

2. The Underlying Shares, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

3. Although the discussion in the prospectus that is a part of the Registration Statement under the caption “Certain U.S. Federal Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of purchase, ownership and disposition of the Securities, such discussion (other than any discussion of the Company’s beliefs or expectations), insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, constitutes an accurate summary of the matters discussed therein in all material respects.

In rendering the foregoing opinions, we have assumed that each party to each of the Indentures and the Debentures (the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto (other than as expressly covered above in respect of the Company) of each Document to which it is a party, (1) are within its corporate powers, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, and that each Document is a valid, binding and enforceable agreement of each party thereto, other than the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or the transactions described herein solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell

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